EXECUTION COPY


                       STOCK PLEDGE AND SECURITY AGREEMENT

                  THIS STOCK PLEDGE AND SECURITY  AGREEMENT  (the "Stock  Pledge
Agreement"), dated as of June 26, 2002, is executed by RIVIERA GAMING MANAGEMENT, INC., a Nevada corporation ("Shareholder"), in favor of THE BANK OF NEW YORK, as trustee ("Agent") for the holders of those certain 11% Senior Secured Notes due 2010 (the "Notes", and the holders of such, the "Noteholders") under that certain Indenture dated as of even date herewith (together with all Subsidiary Guarantees executed in connection therewith, the "Indenture") by and among Agent, as trustee, Riviera Holdings Corporation, a Nevada corporation, as borrower, and Riviera Operating Corporation, a Nevada corporation, Shareholder, Riviera Gaming Management of Colorado, Inc., a Colorado corporation ("RGMC"), and Riviera Black Hawk, a Colorado corporation, as guarantors.

                                    RECITALS

                  A. Shareholder owns 100% of the outstanding stock of RGMC.

                  B. The Noteholders are willing to purchase the Notes for the purposes of, among other things, providing funds to the Shareholder to repay existing indebtedness and for the Shareholder's general business purposes.

                  C. Shareholder will derive substantial benefit from the
                     purchase of the Notes by the Noteholders.

                  D. It is a condition precedent to purchasing the Notes that
                     Shareholder pledge 100% of its interest in RGMC, for the benefit of the Noteholders, as security for the Obligations (as defined below).

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Shareholder hereby agrees with Agent as follows:

I. Definitions and Interpretation. When used in this Stock Pledge Agreement, the following terms shall have the following respective meanings:

         "Collateral" shall have the meaning given to that term in Section II hereof.

         "Colorado Gaming Authorities" shall mean the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission and any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Shareholder or RGMC.

         "Obligations" shall mean (i) the payment by Shareholder to the Noteholders or Agent of all indebtedness now or hereafter owed to Agent by Shareholder in connection with the Notes, the Indenture, this Stock Pledge Agreement and the other Collateral Documents executed by Shareholder (the "Riviera Financing"), whether at stated maturity, by

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         acceleration or otherwise, including, without limitation, Shareholder's obligations under the Indenture, the Notes, the Collateral Documents or any related documents securing the obligations thereunder, together
         with  any  interest  thereon,   fees,  expenses,   Liquidated  Damages,
         indemnification or otherwise, in connection therewith and extensions, modifications and renewals thereof, (ii) the performance by Shareholder of all other obligations and the discharge of all other liabilities of Shareholder to Agent of every kind and character arising from the Riviera Financing, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, joint, several and joint and several, and whether created under this Stock Pledge Agreement, the other Collateral Documents or any other agreement to which Shareholder and Agent are parties, (iii) any and all sums advanced by Agent in order to preserve the Collateral or preserve Agent's security interest in the Collateral (or the priority thereof) and (iv) the expenses of retaking, holding, preparing for sale or
         lease,   selling  or  otherwise   disposing  of  or  realizing  on  the
         Collateral, of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of Agent referred to above, or of any exercise by Agent of its rights hereunder, together with reasonable attorneys' fees and disbursements and court costs.

         "RGMC" means Riviera Gaming Management of Colorado, Inc., a Colorado corporation.

         "Stock" shall mean all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in RGMC, whether voting or non-voting, including, without limitation, common stock, preferred stock, or any other equity ownership interest in RGMC.

         "UCC" shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Colorado.

Unless otherwise defined herein, all other capitalized terms used herein and defined in the Indenture shall have the respective meanings given to those terms in the Indenture, and all terms defined in the UCC shall have the respective meanings given to those terms in the UCC. To the extent the meanings given herein are inconsistent with those given in the UCC, the meanings given herein shall govern.

II.      Pledge.

                  (a) As security for the payment and performance of the Obligations, subject to the receipt of all necessary gaming approvals from the Colorado Gaming Authorities, Shareholder hereby pledges, grants and assigns to Agent, for the equal and ratable benefit of the Noteholders, a security interest in all right, title and interests of Shareholder in and to the Stock, whether now owned or hereafter acquired (collectively, the "Shareholder's Stock"), including without limitation the Shareholder's Stock described in Exhibit A hereto, and all proceeds thereof, including, without limitation, dividends and other property received and receivable by Shareholder in connection with the Shareholder's Stock other than dividends and other distributions made by RGMC which are expressly permitted by the Indenture, if any (the Shareholder's Stock and such proceeds to be referred to herein collectively as the "Collateral").

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                  (b) Agent expressly acknowledges and agrees that the pledge of the Collateral to Agent, and any restrictions on the transfer of and agreements not to encumber such Collateral set forth herein or in any other Collateral Documents, will require the prior approval of the Colorado Gaming Authorities in order to become effective. Upon obtaining such approval, the foregoing pledge of the Collateral automatically shall become effective without any further action by any Person. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Agent also expressly acknowledges and agrees that the provisions of this Stock Pledge Agreement, including the exercise by Agent of its rights and remedies hereunder and of the voting and consensual rights afforded it under Section V hereof are subject to the mandatory provisions of the Gaming Laws and shall require the prior approval of the Colorado Gaming
authorities,   including,  without  limitation,  any  separate  prior  approvals required in connection with the sale, transfer or other disposition of the Collateral.

III. Representations and Warranties. Shareholder represents and warrants to Agent, for the benefit of the Noteholders, that: (a) subject to the receipt of all necessary gaming approvals from the Colorado Gaming Authorities, the execution, delivery and performance by Shareholder of this Stock Pledge Agreement are within the power of Shareholder and have been duly authorized by all necessary actions on the part of Shareholder; (b) this Stock Pledge Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against it in accordance with its terms, except as limited by gaming, bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity; (c) the execution, delivery and performance of this Stock Pledge Agreement do not (i) subject to the receipt of all necessary gaming approvals from the Colorado Gaming Authorities, violate any requirement of law, regulation or statute, (ii) violate any provision of, or result in the breach or the acceleration of or entitle any Person to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, any indenture, mortgage, lien, lease, agreement, license, instrument, guaranty, or other document to which Shareholder is a party or by which Shareholder or its property is bound, or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of Shareholder (except such liens as may be created in favor of Agent, for the benefit of the Noteholders, pursuant to this Stock Pledge Agreement); (d) except as set forth herein, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other
Person (including, without limitation, the shareholders of any Person) is required in connection with the execution, delivery and performance by the Shareholder of this Stock Pledge Agreement, except such consents, approvals, orders, authorizations, registrations, declarations and filings that are so required and which have been obtained and are in full force and effect; (e) Shareholder is the sole beneficial record owner of the Collateral (or, in the case of after-acquired Collateral, at the time Shareholder acquires rights in the Collateral, will be the beneficial and, in the case of capital stock, record owner thereof) and no other Person has (or, in the case of after-acquired Collateral, at the time Shareholder acquires rights therein, will have) any right, title, claim or interest (by way of lien or otherwise) in, against or to the Collateral, other than "Permitted Liens" (as such term is defined in the Indenture); (f) all of the Collateral which are shares of capital stock are and such future Collateral will be validly issued, fully paid and nonassessable securities of RGMC; (g) the Collateral includes all of the issued and outstanding shares of capital stock of RGMC; (h) except for the Collateral, there are no outstanding options, warrants or other rights to subscribe for or purchase voting or non-voting capital stock of RGMC, nor any notes, bonds, debentures or other evidences of indebtedness that (1) are at any time

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convertible  into capital  stock of RGMC,  or (2) have or at any time would have voting rights with respect to RGMC; (i) upon transfer to Agent of all Collateral consisting of securities and continuous maintenance of possession thereof, Agent (on behalf of the Noteholders) will have a first priority perfected security interest in such Collateral, and (or in the case of all other after-acquired Collateral, at the time Shareholder acquires rights therein, will have) a first priority perfected security interest in all other Collateral, subject to Permitted Liens; (j) all information heretofore, herein or hereafter supplied in writing to Agent, taken as a whole, by or on behalf of Shareholder with respect to the Collateral does not contain and will not contain any untrue statements of a material fact and does not omit and will not omit to state any material fact necessary to make any information so supplied, in light of the circumstances under which they were supplied, not misleading; and (k) Shareholder's principal place of business is 2901 Las Vegas Boulevard South, Las Vegas, Nevada.

IV. Covenants. Shareholder hereby agrees: (a) to perform all acts requested by Agent that are necessary to maintain, preserve, protect and perfect the Collateral, the lien granted to Agent hereunder and the first priority of such lien, subject only to Permitted Liens; (b) subject to the receipt of all necessary gaming approvals from the Colorado Gaming Authorities, to promptly deliver to Agent all originals of certificates and other documents, instruments and agreements evidencing the Collateral which are now held or hereafter received by Shareholder, together with such blank stock powers executed by Shareholder as Agent may request; (c) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other documents, instruments and agreements and take other actions deemed necessary, as Agent may request, to perfect, maintain and protect its lien hereunder and the priority thereof; (d) to defend its title to or Agent's interest in the Collateral; (e) to keep the Collateral free of all liens except those created hereunder and the Permitted Liens; (f) not to vote to enable, or take any other action to permit, RGMC to issue any Stock except for Stock permitted to be issued by the Indenture; (g) to pay, and to save Agent and the Noteholders harmless from, any and all liabilities with respect to, or resulting from any delay by Shareholder in paying, any and all stamps, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Stock Pledge Agreement; and (h) not to, without the written consent of the Agent pursuant to or otherwise expressly permitted by the Indenture, sell, dispose of or transfer (directly or indirectly) or covenant to sell, dispose of or transfer (directly or indirectly) the Collateral.

V. Dividends and Voting Rights Prior to Default. Until an Event of Default (as defined in the Indenture) shall have occurred and be continuing and Agent shall have given notice to Shareholder of Agent's intent to exercise its rights pursuant to Section VI.B. below, Shareholder shall be permitted (a) to receive all dividends paid on Shareholder's Stock (other than dividends paid in additional Stock unless such additional Stock is pledged to Agent, for the benefit of the Noteholders, pursuant to this Stock Pledge Agreement) which are permitted by the Indenture and (b) to exercise all voting and corporate rights with respect to the Stock; provided, however, that no vote shall be cast or corporate right exercised or other action taken which would be reasonably likely to impair the Collateral or result in any violation of any provision of the Indenture.

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

VI.      Default and Remedies.

A. Event of Default. The occurrence (whether as a result of acts or omissions by RGMC or any other Person) of an Event of Default under the Indenture (subject to such cure rights as may be expressly set forth in such Indenture), whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, shall constitute an "Event of Default" hereunder.

B. Dividends and Voting Rights. Subject to the terms of the Indenture, the Intercreditor Agreement and the other Collateral Documents, upon the occurrence and during the continuance of any Event of Default hereunder and subject to the receipt of all necessary gaming approvals from the Colorado Gaming Authorities, Agent may, upon notice to Shareholder, (i) notify RGMC to pay all dividends on Shareholder's Stock to Agent, for the benefit of the Noteholders, receive and collect all such dividends and make application thereof to the Obligations in the order set forth in Section 6.10 of the Indenture, and (ii) register all of Shareholder's Stock in the name of Agent or its nominee, for the benefit of the Noteholders, and Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to Shareholder's Stock at any meeting of shareholders of RGMC or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to Shareholder's Stock as if it were the absolute owner thereof (including, without limitation, after Agent has commenced to exercise remedies (or such remedies are deemed commenced) under the Indenture, the right to exchange at its discretion any and all of Shareholder's Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of RGMC, or upon the exercise by Shareholder or Agent of any right, privilege or option pertaining to Shareholder's Stock, and in connection therewith, the right to deposit and deliver any and all of Shareholder's Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but Agent shall have no duty to Shareholder to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. Promptly after the waiver or cure of the Event of Default giving rise to Agent's election under this Section VI.B., Agent shall notify Shareholder and RGMC of such waiver or cure and for so long as no subsequent continuing Event of Default exists, Shareholder shall have all rights as a shareholder it had prior to the occurrence of such Event of Default, the Shareholder's Stock shall again be registered in the name of Shareholder and RGMC shall again make all payments and distributions with respect to Shareholder's Stock to Shareholder.

C. Additional Remedies. Subject to the terms of the Indenture, the Intercreditor Agreement and the other Collateral Documents, upon the occurrence and during the continuance of an Event of Default and subject to the receipt of all necessary gaming approvals from the Colorado Gaining Authorities, Agent may exercise, in addition to all other rights and remedies granted in this Stock Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, any and all rights and remedies at law, including, without limitation, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind to or upon Shareholder, RGMC or any other Person (except notice of time

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and place of sale and any other notice  required by law and any notice  referred to below or in the Indenture) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker's board or office of Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Shareholder, which right or equity is hereby waived and released. Agent shall apply any proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Agent hereunder, including, without limitation, attorneys' fees and disbursements of counsel to Agent, to the payment in whole or in part of the Obligations, in such order as specified by the Indenture, and only after such application and after the payment by Agent of any other amount required by any provision of law, need Agent account for the surplus, if any, to Shareholder. To the extent permitted by applicable law, Shareholder waives all claims, damages and demands it may acquire against Agent arising out of the exercise by it of any rights hereunder except as may arise solely from Agent's negligence or willful misconduct. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 business days before such sale or other disposition.

VII. Limitation on Duties Regarding Collateral. Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Agent deals with similar securities and property for its own account and as would be dealt by a prudent person in the reasonable administration of its affairs. Neither Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Shareholder or otherwise. Notwithstanding the foregoing, nothing contained herein shall be deemed a waiver or release of the provisions of Section 7.01 of the Indenture.

VIII. Colorado Gaming Law. This agreement will be governed by the Colorado Limited Gaming Act of 1991, as amended. Without limiting the generality of the foregoing, the parties agree that:

A. approval of the pledge of the Stock provided for herein is within the discretion of the Colorado Gaming Authorities (as defined herein);

B. Notwithstanding any approval by the Colorado Gaming Authorities pursuant to paragraph (a), other approvals of the Gaming Authorities may, and in some cases will, be required before certain transactions relating to this Agreement may occur, including but not limited to the following:

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     1. any re-registration or action similar to re-registration of the Stock
        (or any distribution in respect of, in addition to, in substitution of, or in exchange for, the Stock or any part thereof);

     2. any foreclosure, sale, transfer or other disposition of the Stock; and

     3. the payment or receipt of any money or other thing of value constituting any part of the consideration for the transfer or acquisition of the Stock; and

C. the Agent, through an agent or representative, shall retain all evidence of ownership in the Stock or any distribution of additional securities in respect of, in addition to, in substitution of, or in exchange for, such Stock or any part thereof, in the State of Colorado. Such agent or representative shall be located in and authorized to do business in the State of Colorado, and designated to the Colorado Limited Gaming Control Commission, and shall make all certificates evidencing stock available for inspection by agents of the Colorado Gaming Authorities immediately upon request during normal business hours.

IX. Termination.       This Stock Pledge  Agreement  shall  terminate  upon the
satisfaction of all Obligations or upon Legal Defeasance or Covenant Defeasance, and Agent shall promptly thereafter deliver the Stock certificates held by it hereunder to Shareholder and, at Shareholder's expense, execute and deliver to Shareholder such documents as Shareholder shall reasonably request to evidence such termination.

X. Power of Attorney. Shareholder hereby appoints and constitutes Agent as Shareholder's attorney-in-fact for purposes of, at any time while an Event of Default exists, (a) collecting any Collateral, (b) conveying any item of Collateral to any purchaser thereof, and (c) making any payments or taking any acts under Section VI hereof. Subject to the receipt of all necessary gaming approvals from the Colorado Gaming Authorities, Agent's authority hereunder shall include, without limitation, upon the occurrence and during the continuance of an Event of Default, the authority to endorse and negotiate, for Agent's own account, any checks or instruments in the name of Agent, to execute or receipt for any document, to transfer title to any item of Collateral, and to take any other actions necessary or incident to the powers granted to Agent in this Stock Pledge Agreement. This power of attorney is coupled with an interest and is irrevocable by Shareholder.

XI.      Miscellaneous.

A.   Notices.    Any notice or communication by the Shareholder,  RGMC or Agent to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others' address:

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         If to the Shareholder and/or RGMC:

         c/o Riviera Holdings Corporation
         2901 Las Vegas Boulevard South
         Las Vegas, Nevada  89109
         Telecopier No.:  (702) 794-9277
         Attention:  President

         With a copy to:

         Gordon & Silver, Ltd.
         Ninth Floor
         3960 Howard Hughes Parkway
         Las Vegas, Nevada  89109
         Telecopier No.:  (702) 369-2666
         Attention:  Richard Galin

         If to the Agent:

         The Bank of New York
         Corporate Trust Administration
         101 Barclay Street, Floor 8W
         New York, New York  10286
         Telecopier No.:  (212) 896-7299
         Attention:  Mary Lewicki

                  The Shareholder, RGMC or the Agent, by notice to the others may designate additional or different addresses for subsequent notices or communications.

                  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

                  If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

                  Anything herein to the contrary notwithstanding, no notice or communication to the Agent shall be deemed to be duly given unless and until it is received by the Agent at the address set forth in Section XI.A. herein.

B. Nonwaiver. No failure or delay on Agent's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

C. Amendments and Waivers. This Stock Pledge Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the party or parties against which enforcement thereof is sought.

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Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

D. Assignment. This Stock Pledge Agreement shall be binding upon inure to the benefit of Agent, the Noteholders and Shareholder and their respective successors and assigns; provided, however, that Shareholder may not assign its rights or delegate its duties hereunder without the prior written consent of Agent. To the extent permitted in the Indenture and subject to the receipt of all necessary gaming approvals from the Colorado Gaming Authorities, Agent may assign or otherwise transfer all or any part of its interest under this Stock Pledge Agreement, upon notice to Shareholder. Agent may disclose this Stock Pledge Agreement and any financial or other information relating to Shareholder to any potential assignee or participant.

E. Cumulative Rights, etc. The rights, powers and remedies of Agent under this Stock Pledge Agreement shall be in addition to all rights, powers and remedies given to Agent by virtue of the Indenture, any applicable governmental rule or regulation or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Agent's lien in the Collateral. Shareholder waives any right to require Agent to proceed against any Person or to exhaust any Collateral or to pursue any remedy in Agent's power.

F. Governing Law. This Stock Pledge Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), except to the extent that the perfection and enforcement of the security interests hereunder in respect of any particular collateral are governed by the laws of another jurisdiction.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, Shareholder has caused this Stock Pledge and Security Agreement to be executed in favor of Agent as of the day and year first above written.

                                   SHAREHOLDER:

                                   RIVIERA GAMING MANAGEMENT,
                                   INC., a Nevada corporation



                                   By:
                                       ----------------------------------------

                                   Name:
                                        ---------------------------------------

                                   Title:
                                         --------------------------------------

                               ACKNOWLEDGMENT AND
                                 CONSENT OF RGMC

                  Riviera Gaming Management of Colorado, Inc., a Colorado corporation ("RGMC"), hereby acknowledges receipt of a copy of the above Stock Pledge and Security Agreement, agrees to be bound by and comply with the terms thereof, including, without limitation, Paragraph 6 thereof and agrees to perform all covenants and obligations therein which, by their terms are to be performed by RGMC.

                             RIVIERA GAMING MANAGEMENT OF COLORADO, INC., a Colorado corporation



                             By:
                                 ----------------------------------------------

                             Name:
                                  ---------------------------------------------

                             Title:
                                   --------------------------------------------

                                   EXHIBIT "A"

                       DESCRIPTION OF SHAREHOLDER'S STOCK

                                                                 Percentage of
   Issuer    Class of Stock   Certificate No.  No. of Shares  Outstanding Shares
   ------    --------------   ---------------  -------------  ------------------
Riviera Gaming    Common              1            1,000               100%
Management of
Colorado, Inc.